Exhibit 99.1

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.

ANNOUNCES REDEMPTION OF ALL OUTSTANDING SENIOR SECURED NOTES DUE 2008

STATEN ISLAND, NY, May 15 – Atlantic Express Transportation Corp. (the “Company”) announced today that it is redeeming for cash all of its outstanding 12% Senior Secured Notes due 2008, Senior Secured Floating Rate Notes due 2008, PIK Fixed Rate Notes due 2008 and PIK Floating Rate Notes due 2008 (collectively, the “Notes”). The redemption date is May 30, 2007. The redemption price is 103 percent of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including 2% per annum in respect of Additional PIK Interest, through but not including the redemption date. The redemption involves CUSIP numbers 04853E AR 0, 04853E AS 8, and U0489P AE 1.

A notice of redemption is being sent to all currently registered holders of the Notes by the trustee for the Notes. Payment of the redemption price will be made on or after May 30, 2007 upon presentation and surrender of the Notes by mail or hand delivery to The Bank of New York, 111 Sanders Creek Pkwy, East Syracuse, NY 13057, Attn: Redemption Unit. Interest on the Notes ceases to accrue on the redemption date.

This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Atlantic Express is the fourth largest provider of student transportation in the United States and the leading provider in New York City, the largest market in the United States. The Company also provides paratransit services for physically and mentally challenged passengers, and offers fixed route transit, express commuter line and charter and tour bus services. The Company has contracts with approximately 120 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey, and Illinois, and as of December 31, 2006, had a fleet of approximately 5,800 operating vehicles.

For additional information please contact:

Domenic Gatto, President and Chief Executive Officer

7 North Street, Staten Island, New York 10302

718-442-7000 ext. 8060

Website:	www.atlanticexpress.com
E-mail address:	corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.